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                                                                 EXHIBIT 3.1A

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                         BIOMARIN PHARMACEUTICAL INC.

     BioMarin Pharmaceutical Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     A. The name of the Corporation is BioMarin Pharmaceutical Inc. The Corporation was originally incorporated under the same name and the original Certificate of incorporation of the Corporation was filed with the Delaware Secretary of State on October 25, 1996, and subsequently restated on May 6, 1997.

     B. Pursuant to Sections 241 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and amends the provisions of the Certificate of Incorporation of this Corporation.

     C. The amendment and statement has been duly approved by the required vote of stockholders in accordance with Section 228 and 242 of the Delaware General Corporation Law. The number of shares of Common Stock voting in favor of the amendment and restatement equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding Common Stock.

     D. The Restated Certificate of Incorporation which follows has been duly adopted by resolutions adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 241(b) of the General Corporation Law of the State of Delaware.

     E. The text of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

                                  ARTICLE I.

     The name of the corporation (the "Corporation") is BioMarin Pharmaceutical Inc.

                                  ARTICLE II.

     The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                 ARTICLE III.

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation law of Delaware.
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                                  ARTICLE IV.

     The Corporation is authorized to issue one class of stock to be designated as "Common Stock." The number of shares of Common Stock which the corporation is authorized to issue is Fifty Million (50,000,000) shares, par value $0.001 per share (the "Common Stock"). The shares of Common Stock may be issued from time to time for such consideration as the Board of Directors may determine. Each holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock held of record on all matters on which the holders of Common Stock are entitled to vote.

                                  ARTICLE V.

     The Corporation reserves the right to amend, alter, change, or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right.

                                  ARTICLE VI.

     The Corporation is to have perpetual existence.


                                 ARTICLE VII.

     1.   Limitation of Liability.  To the fullest extent permitted by the
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General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     2.   Indemnification.  The corporation shall indemnify to the fullest
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extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of the Corporation, or any predecessor of the corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

     3.   Amendments.  Neither any amendment nor repeal of this Article VII, nor
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the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this
Article VII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

                                 ARTICLE VIII.

     Elections of Directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

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                                  ARTICLE IX.

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

                                  ARTICLE X.

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                  ARTICLE XI.

     The name and mailing address of the incorporator are:


                     Francis S. Currie, Esq.
                     Wilson Sonsini Goodrich & Rosati
                     650 Page Mill Road
                     Palo Alto, California 94304-1050

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     F.   We declare under penalty of perjury under the laws of the State of
Delaware that the matters set forth in the foregoing certificate are true and correct of our own knowledge.

     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by R. William Anderson, its Chief Financial Officer, this 22nd day of March, 1999.



                                   /s/ R. William Anderson
                                   ---------------------------------------------
                                   R. William Anderson, Chief Financial Officer

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